UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 28, 2010
THE TALBOTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 8 — Other Events

Item 8.01	Other Events.
     The Talbots, Inc. (the “Company”), certain current and former members of the Company’s board of directors; Aeon (U.S.A.), Inc. (“Aeon”); BPW Acquisition Corp. (“BPW”); Perella Weinberg Partners LP (“PWP”); three principals of BPW (collectively, “Defendants”); and John C. Campbell (“Plaintiff”) have entered into a stipulation of settlement with respect to the previously disclosed putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS (the “Stipulation”). Defendants have denied and continue to deny liability and/or wrongdoing of any kind with respect to the claims made in the action. On October 19, 2010, the Delaware Court of Chancery (the “Court”) preliminarily approved the class and the distribution of a notice of settlement and scheduled a hearing for December 20, 2010 to consider, among other things, whether to approve the settlement as fair, reasonable and in the best interests of the Company and its stockholders and whether to enter final judgment thereon. There can be no assurance that the Court will approve the settlement. As set forth more fully in the Stipulation and forthcoming notice, if the settlement is given final approval by the Court, among other things, the lawsuit will be dismissed with prejudice; and Defendants (other than the Company and Aeon) will deliver to the Company the sum of $3,750,000 and PWP will cause to be delivered 175,000 shares of Company common stock to the Company. Plaintiff’s counsel has informed the Company that Plaintiff and Plaintiff’s counsel intend to petition the Court for an award of attorneys’ fees (including costs) up to an amount of $3.5 million plus $350,000 in expenses (the “Fee Application”), which the Company has agreed to pay or cause to be paid if and to the extent awarded by the Court. Defendants have reserved all of their rights to object to the Fee Application.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.
Dated: October 28, 2010	By:	/s/ Richard T. O’Connell, Jr.
		Name:	Richard T. O’Connell, Jr.
		Title:	Executive Vice President, Real Estate, Legal, Store Planning & Design and Construction